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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                             FIBERTOWER CORPORATION
       -----------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
       -----------------------------------------------------------------
                         (Title of Class of Securities)


                                    31567R100
        -----------------------------------------------------------------
                                 (CUSIP Number)

                               Mark G. Schoeppner
                      Quaker Capital Management Corporation
                           401 Wood Street, Suite 1300
                         Pittsburgh, Pennsylvania 15222
                                 (412) 281-1948
        -----------------------------------------------------------------
                       (Name, Address and Telephone Number
                         of Person Authorized to Receive
                           Notices and Communications)


                                 August 29, 2006
       -----------------------------------------------------------------
                          (Date of Event Which Requires
                            Filing of This Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A
                                  ------------
CUSIP No.                                                       31865X106

1)      NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

        S.S. OR I.R.S. IDENTIFICATION
        NO. OF ABOVE PERSON                                     25-1495646
                                                                -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   [   ]
                                                                  (b)   [ x ]

3)      SEC USE ONLY

4)      SOURCE OF FUNDS                                         Not Applicable
                                                                --------------

5)      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                                  [   ]

6)      CITIZENSHIP OR PLACE OF ORGANIZATION                    Commonwealth
                                                                of Pennsylvania
                                                                -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        7)      SOLE VOTING POWER                               3,832,218
                                                                ---------

        8)      SHARED VOTING POWER                             870,985
                                                                ---------

        9)      SOLE DISPOSITIVE POWER                          3,832,218
                                                                ---------

        10)     SHARED DISPOSITIVE POWER                        870,985
                                                                ---------

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                                4,703,203
                                                                ---------

12)     CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES                     [   ]



13)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (11)                                      3.33%
                                                                ------

14)     TYPE OF REPORTING PERSON                                IA
                                                                --

CUSIP No.                                                       31865X106

1)      NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

        S.S. OR I.R.S. IDENTIFICATION
        NO. OF ABOVE PERSON                                     25-1778076
                                                                -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   [   ]
                                                                  (b)   [ x ]

3)      SEC USE ONLY

4)      SOURCE OF FUNDS                                         Not Applicable
                                                                --------------

5)      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                                  [   ]

6) CITIZENSHIP OR PLACE OF ORGANIZATION                         Delaware
                                                                -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        7)      SOLE VOTING POWER                               2,750,510
                                                                ---------

        8)      SHARED VOTING POWER                             0
                                                                ---------

        9)      SOLE DISPOSITIVE POWER                          2,750,510
                                                                ---------

        10)     SHARED DISPOSITIVE POWER                        0
                                                                ---------

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                                2,750,510
                                                                ---------

12)     CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES                     [    ]



13)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (11)                                      1.95%
                                                                ------

14)     TYPE OF REPORTING PERSON                                PN
                                                                --

CUSIP No.                                                       31865X106

1)      NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

        S.S. OR I.R.S. IDENTIFICATION
        NO. OF ABOVE PERSON                                     25-1778068
                                                                -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   [   ]
                                                                  (b)   [ x ]

3)      SEC USE ONLY

4)      SOURCE OF FUNDS                                         Not Applicable
                                                                --------------

5)      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                          [   ]

6)      CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
                                                                -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        7)      SOLE VOTING POWER                               2,750,510
                                                                ---------

        8)      SHARED VOTING POWER                             0
                                                                ---------

        9)      SOLE DISPOSITIVE POWER                          2,750,510
                                                                ---------

        10)     SHARED DISPOSITIVE POWER                        0
                                                                ---------

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                                2,750,510
                                                                ---------

12)     CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES                     [   ]



13)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (11)                                      1.95%
                                                                ------

14)     TYPE OF REPORTING PERSON                                PN
                                                                --

CUSIP No.                                                       31865X106

1)      NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

        S.S. OR I.R.S. IDENTIFICATION
        NO. OF ABOVE PERSON                                     11-3667966
                                                                -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   [   ]
                                                                  (b)   [ x ]

3)      SEC USE ONLY

4)      SOURCE OF FUNDS                                         Not Applicable
                                                                --------------

5)      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                                  [   ]

6)      CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
                                                                -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        7)      SOLE VOTING POWER                               1,081,708
                                                                ---------

        8)      SHARED VOTING POWER                             0
                                                                ---------

        9)      SOLE DISPOSITIVE POWER                          1,081,708
                                                                ---------

        10)     SHARED DISPOSITIVE POWER                        0
                                                                ---------

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                                1,081,708
                                                                ---------

12)     CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES                     [   ]



13)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (11)                                      0.77%
                                                                ------

14)     TYPE OF REPORTING PERSON                                PN
                                                                --

CUSIP No.                                                       31865X106

1)      NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

        S.S. OR I.R.S. IDENTIFICATION
        NO. OF ABOVE PERSON                                     30-0135937
                                                                -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   [   ]
                                                                  (b)   [ x ]

3)      SEC USE ONLY

4)      SOURCE OF FUNDS                                         Not Applicable
                                                                --------------

5)      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                                  [   ]

6)      CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
                                                                -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        7)      SOLE VOTING POWER                               1,081,708
                                                                ---------

        8)      SHARED VOTING POWER                             0
                                                                ---------

        9)      SOLE DISPOSITIVE POWER                          1,081,708
                                                                ---------

        10)     SHARED DISPOSITIVE POWER                        0
                                                                ---------

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                                1,081,708
                                                                ---------

12)     CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES                     [   ]



13)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (11)                                      0.77%
                                                                ------

14)     TYPE OF REPORTING PERSON                                PN
                                                                --

CUSIP No.                                                       31865X106

1)      NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------

        S.S. OR I.R.S. IDENTIFICATION
        NO. OF ABOVE PERSON
                                                                -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   [   ]
                                                                  (b)   [ x ]

3)      SEC USE ONLY

4)      SOURCE OF FUNDS                                         Not Applicable
                                                                --------------

5)      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                                  [   ]

6)      CITIZENSHIP OR PLACE OF ORGANIZATION                    United States
                                                                of America
                                                                -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        7)      SOLE VOTING POWER                               0
                                                                ---------

        8)      SHARED VOTING POWER                             0
                                                                ---------

        9)      SOLE DISPOSITIVE POWER                          0
                                                                ---------

        10)     SHARED DISPOSITIVE POWER                        0
                                                                ---------

11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                                0
                                                                ---------

12)     CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (11) EXCLUDES CERTAIN SHARES                     [ X ]

         Mark G. Schoeppner disclaims beneficial ownership of 4,703,203 shares owned by clients of Quaker Capital Management Corporation, Quaker Capital Partners, I, L.P. and Quaker Capital Partners, II, L.P.

13)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (11)                                      0%
                                                                ------

14)     TYPE OF REPORTING PERSON                                IN
                                                                --

         This Schedule 13D/A, Amendment No. 1 (the "Amendment") relates to the common stock, par value $0.001 per share ("Common Stock") of Fibertower Corporation (the "Company"). Except as specifically set forth in this Amendment, the Schedule 13D filed by the Reporting Persons on May 22, 2006, remains unmodified. As used in this Amendment, the term "Reporting Persons" means collectively: (i) Quaker Capital Management Corporation, a Pennsylvania corporation and a registered Investment Advisor under Section 203 of the Investment Advisors Act of 1940, (ii) Quaker Capital Partners I, L.P., a Delaware limited partnership, (iii) Quaker Premier, L.P., a Delaware limited partnership, (iv) Quaker Capital Partners II, L.P., a Delaware limited partnership, (v) Quaker Premier II, L.P., a Delaware limited partnership, and
(vi) Mark G. Schoeppner.



Item 5.  Interest in Securities of the Issuer.
----------------------------------------------

                (e) On August 29, 2006, the Reporting Persons ceased to be the beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock.






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


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 28, 2006                     QUAKER CAPITAL MANAGEMENT CORPORATION

                                       /s/ Mark G. Schoeppner
                                       -----------------------------------
                                       Mark G. Schoeppner, President


                                       QUAKER CAPITAL PARTNERS I, L.P.

                                       By:  Quaker Premier, L.P., its
                                            general partner

                                            By:  Quaker Capital Management
                                                 Corporation, its general
                                                 partner


                                            By: /s/ Mark G. Schoeppner
                                                ---------------------------
                                                Mark G. Schoeppner
                                                President


                                       QUAKER PREMIER, L.P.

                                       By:  Quaker Capital Management
                                            Corporation, its general
                                            partner


                                            By:  /s/ Mark G. Schoeppner
                                                 --------------------------
                                                 Mark G. Schoeppner
                                                 President


                                       QUAKER CAPITAL PARTNERS II, L.P.

                                       By:  Quaker Premier II, L.P., its
                                            general partner

                                            By:  Quaker Capital Management
                                                 Corporation, its general
                                                 partner


                                            By:  /s/ Mark G. Schoeppner
                                                 --------------------------
                                                 Mark G. Schoeppner

                                       QUAKER PREMIER II, L.P.

                                       By:  Quaker Capital Management
                                            Corporation, its general
                                            partner


                                            By:  /s/ Mark G. Schoeppner
                                                 --------------------------
                                                 Mark G. Schoeppner


                                       /s/ Mark G. Schoeppner
                                       -----------------------------------
                                       Mark G. Schoeppner



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